Exhibit 10.14

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE

between

TERNS PHARMACEUTICALS, INC.

and

ELI LILLY AND COMPANY

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), effective as of March 9, 2018 (the “Effective Date”), is entered into by and among Terns Pharmaceuticals, Inc., an exempted company incorporated under the laws of the Cayman Islands having a place of business P. O. Box 613, Harbor Center, George Town, Grand Cayman KYl-1107, Cayman Islands (“Terns”) and Eli Lilly and Company, a U.S.A. company, organized and existing under the laws of the State of Indiana, having a place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, USA (“Lilly”). Lilly and Terns may be referred to herein individually as a “Party” or collectively as the “Parties.” Reference to a Party shall be deemed to include that Party’s Affiliates.

Recitals:

WHEREAS, Lilly is the owner of LY3379274, semicarbazide-sensitive amine oxidase/vascular adhesion protein-1 (SSAO) inhibitor, and desires to have LY3379274 developed, manufactured, and commercialized as a pharmaceutical product;

WHEREAS, Terns is an international pharmaceutical company having experience in the development, manufacture and commercialization of pharmaceutical products;

NOW, THEREFORE, Lilly and Terns desire to enter into this worldwide, exclusive license wherein Terns will develop, manufacture, and commercialize in China and in other countries worldwide.

In consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

Agreement:

1.	DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1    “Additional Third Party License” shall have the meaning set forth in Article 7.4(a).

1.2    “Affiliate” means with respect to any Party, any person or entity controlling, controlled by or under common control with such Party. For purposes of this Article 1.2, “control” means (a) in the case of a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.3    “Agreement” shall have the meaning set forth in the introduction to this agreement.

1.4    “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.5    “Backup Compound” means (a) a backup compound to the Compound of Lilly, but only to the extent such backup compound is disclosed in patent listed in Exhibit A, (b) a [***] of the compound specified in (a) above wherein the [***] has [***] activity as a semicarbazide-sensitive amine oxidase/vascular adhesion protein-1 inhibitor, and (c) any [***] of the compound specified in (a) above.

1.6    “Bankruptcy Code” shall have the meaning set forth in Article 13.4(b).

1.7    “Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Mainland China or in the United States.

1.8    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.9    “Calendar Year” means the respective periods of twelve (12) months commencing on January 1 and ending on December 31.

1.10    “cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.11    “Change of Control” shall have the meaning set forth in Article 15.2(b).

1.12    “CMC” means chemistry, manufacturing, and control.

1.13    “Commercialization” or “Commercialize” means activities relating specifically to the pre-launch, preparation for drug reimbursement, organizing formulary access and drug distribution, preparation and initiation of medical education and liaison activities, First Commercial Sale in any country in the Territory, promotion, marketing, sales force recruitment, pricing determination, and sale of a pharmaceutical Covered Product and post-launch medical activities, including: (a) the commercial sale, (b) strategic marketing, sales force detailing, advertising, and market and Covered Product support; (c) medical education and liaison and any phase IV clinical studies not requested or required by the Regulatory Authority in the Territory or to maintain Regulatory Approvals in the Territory; (d) all customer support and Covered Product distribution, invoicing and sales activities; and (e) target Covered Product profile, pricing, formulary and reimbursement related activities including pricing and reimbursement approvals.

1.14    “Compound” means (a) a compound designated by Lilly as LY3379274, having the chemical structure set forth in Schedule 1.14, (b) a [***] of the compound specified in (a) above wherein the [***] has [***] activity as a semicarbazide- sensitive amine oxidase/vascular adhesion protein-I inhibitor, and (c) any [***] of the compound specified in (a) above.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

1.15    “Confidential Information” means all confidential information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided to the Receiving Party or its Affiliates in connection with this Agreement; provided that, Confidential Information shall not include any information that the Receiving Party can show by competent evidence: (a) is already known to the Receiving Party at the time it is disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party; (b) is or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement; (c) has been lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party; or (d) has been independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

1.16    “Control,” “Controls” or “Controlled by” means (except as used in Article 1.2, above), with respect to any item of or right under Patents or Know-How, the ability of a Party (whether through ownership or license or other right), other than pursuant to this Agreement, to grant access to, license or sublicense such item or right without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.17    “Co-Promotion Option Period” shall have the meaning set forth in Article 8.2.

1.18    “Covered Compound” means the Compound and the Backup Compounds.

1.19    “Covered Product” means any and all pharmaceutical products containing a Covered Compound, whether alone or in combination with other active or inactive ingredients.

1.20    “Data Exclusivity Period” means, with respect to a Covered Product in a country, the period during which the Regulatory Authority responsible for approval or authorization of the sale of drugs confers exclusive marketing rights or data exclusivity rights to the owner of the regulatory submission materials for such Covered Product in such country, including the prohibition of reference, without the consent of the owner, to the clinical and other data that is contained in such regulatory submission materials.

1.21    “Develop” or “Development” or “Developing” means research, discovery, and preclinical and clinical drug or biological development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, CMC, statistical analysis, preclinical and clinical studies and regulatory affairs, approval and registration, in each case, of a Covered Product for use in the Field, and to the extent normally undertaken during the development (as opposed to Commercialization) phase of such Covered Product’s life cycle. Development shall include all phase IV clinical studies requested or required by the Regulatory Authority in the Territory or to maintain Regulatory Approvals in the Territory.

1.22    “Disclosing Party” shall have the meaning set forth in Article 9.1.

1.23    “Effective Date” shall have the meaning set forth in the introduction in this Agreement.

1.24    “Ex-Greater China” means all countries of the world, excluding People’s Republic of China, Hong Kong, Macau, and Taiwan.

1.25    “Field” means all uses and all indications in humans.

1.26    “First Commercial Sale” means, with respect to the Covered Product, the first sale to a Third Party after receipt of applicable Regulatory Approval for end use or consumption of such Covered Product in the Territory (unless otherwise specified).

1.27    “FTE” means the equivalent of the work of a full-time individual for a 12-month period.

1.28    “FTE Rate” means a rate of [***] per FTE per year, to be pro-rated on an hourly basis of [***] per FTE per hour, assuming [***] per year for an FTE.

1.29    “GAAP” means U.S. Generally Accepted Accounting Principles as the same may be in effect from time to time, as generally and consistently applied.

1.30    “GCP” shall have the meaning set forth in Article 3.l(b).

1.31    “Generic Competition” means, with respect to the Covered Product in a country in the Territory, one (1) or more Third Parties have received Regulatory Approval to sell a Generic Covered Product to such Covered Product in such country in the Territory and such Generic Covered Product(s) is commercially available in such country in the Territory.

1.32    “Generic Covered Product” means in relation to a Covered Product, a product that is (a) independently developed and commercialized by a Third Party (and is not a Sublicensee of Terns or its Affiliates and did not purchase such pharmaceutical product in a chain of distribution that included any of Terns, its Affiliates or their Sublicensees), and (b) a pharmaceutical product that contains the same active ingredient(s) in a comparable quality and quantity as such Covered Product which is approved by the applicable Regulatory Authority for sale in a country in the Territory for use for the same indication or indications for which the Covered Product has received Regulatory Approval in such country in the Territory under a generic approval pathway as a generic product of the Covered Product in such country in the Territory.

1.33    “GLP” shall have the meaning set forth in Article 3.l(b).

1.34    “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.

1.35    “Greater China” means the People’s Republic of China, Hong Kong, Macau, and Taiwan.

1.36    “ICH” shall have the meaning set forth in Article 3.l(b).

1.37    “Indemnifying Party” shall have the meaning set forth in Article 11.3.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

1.38    “Indemnitee” shall have the meaning set forth in Article 11.3.

1.39    “Know-How” means (a) any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data and (b) any proprietary biological, chemical or physical materials.

1.40    “Lilly” shall have the meaning set forth in the introduction of this Agreement.

1.41    “Lilly Developed IP” shall have the meaning set forth in Article 12.1(b).

1.42    “Lilly lndemnitee(s)” shall have the meaning set forth in Article 11.1.

1.43    “Lilly Know-How” means any and all Know-How, to the extent Controlled by Lilly as of the Effective Date or during the Term, that was/is used or generated by Lilly in connection with Lilly’s Development of the Covered Product or Covered Compound but only to the extent such Know-How is necessary or useful in connection with the Development, Manufacture, Commercialization or other use of the Covered Compound or Covered Product in the Field in the Territory. Lilly Know-How excludes any Lilly Developed IP.

1.44    “Lilly Patents” means Patents in the Territory Controlled by Lilly as of the Effective Date or during the Term that contain one or more claims to the composition of matter, manufacture, or use of a Covered Product. Lilly Patents as of the Effective Date are listed on Exhibit A attached hereto. Lilly Patents excludes any Lilly Developed IP.

1.45    “Lilly Technology” means the Lilly Know-How, Lilly Patents, and Lilly Developed IP.

1.46    “Losses” shall have the meaning set forth in Article 11.1.

1.47    “Major Market” means each of the Mainland China, United States, Japan, France, Germany, Italy, Spain and the United Kingdom.

1.48    “Mainland China” means the People’s Republic of China, which for the purposes of this Agreement shall exclude Hong Kong, Macau, and Taiwan.

1.49    “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), storage, releasing and packaging the Covered Product.

1.50    “Manufacturing Authorization” means any and all consents or other authorizations or approvals from a Governmental Authority or Regulatory Authority in a country in the Territory, that is necessary for the Manufacture of the Covered Product in such country in the Territory, and any supplement, amendment or variation thereof.

1.51    “Materials” means reference and starting materials including the Covered Compounds and the active pharmaceutical ingredient (API) of the Covered Product or other materials as may be defined by the Parties.

1.52    “NDA” means with respect to a Covered Product in a country or regulatory jurisdiction, an application to obtain Regulatory Approval which approves selling and/or marketing such Covered Product in such country or regulatory jurisdiction.

1.53    “NDA Approval” means Regulatory Approval of an NDA for a Covered Product in any country or regulatory jurisdiction.

1.54    “Net Sales” shall mean, with respect to a Covered Product, the gross amount invoiced by Terns (including a Terns Affiliate) or any Sublicensee thereof, as applicable, to unrelated Third Parties (excluding any non-end user Sublicensee), for the Covered Product in the Territory, less the following items consistent with GAAP consistently applied:

(a)    trade, quantity and cash discounts allowed;

(b)    discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other similar allowances which effectively reduce the net selling price (but excluding sales force commissions);

(c)    Covered Product returns and allowances;

(d)    any tax imposed on the production, sale, delivery or use of the Covered Product, including without limitation sales, use, excise or value added taxes, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government (directly attributable to the Covered Product’s Net Sales in the U.S.), but excluding income tax;

(e)    allowance for distribution expenses [***]; and

(f)    [***] in accordance with GAAP [***].

Such amounts shall be determined from the books and records of Terns, its Affiliate or Sublicensee, maintained in accordance with GAAP or in the case of Sublicensees, such similar accounting principles, consistently applied. Terns further agrees that, in determining such amounts, it will use Terns’ then current standard procedures and methodology, including Terns’ then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that the Covered Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Covered Product and other active compound(s) and/or ingredients), the Net Sales of the Covered Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (which shall be calculated consistently throughout this Article 1.54 by using the terms in the standard Net Sales definition but applying them to the Combination Product rather than to a Covered Product) by the fraction, A / (A+B) where A is the weighted average sale price of the Covered Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

In the event that the weighted average sale price of the Covered Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Covered Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Covered Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Covered Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Covered Product shall be [***].

The weighted average sale price for a Covered Product, other product(s), or Combination Product shall be calculated [***] each Calendar Year [***] of such Calendar Year and such price shall be used during all applicable royalty reporting periods for the [***] following Calendar Year. When determining the weighted average sale price of a Covered Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Covered Product, other product(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Covered Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.55    “Party” or “Parties” shall have the meaning set forth in the introduction to this Agreement.

1.56    “Patent(s)” means (a) all patents and patent applications in any country or supranational jurisdiction and (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, of any such patents or patent applications.

1.57    “Patent Prosecution” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent, (b) paying, filing and maintenance fees relating to any Patent, (c) managing any interference, opposition, re-issue, reexamination, revocation, nullification, or cancellation proceeding relating to the foregoing, (d) deciding to abandon Patent(s), (e) listing in regulatory publications (as applicable), (f) patent term extension, and (g) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.58    “Permitted Sublicensee” shall have the meaning set forth in Article 3.4.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

1.59    “Phase II Clinical Study” means a preliminary efficacy and safety or dose-ranging human clinical trial of a Covered Product in the target patient population, as defined in 21 C.F.R. § 312.2l(b), as may be amended from time to time, or any analogous clinical trial described or defined in Applicable Laws and guidelines in the Territory.

1.60    “Phase III Clinical Study” means a human clinical trial designed as a pivotal study to confirm, with statistical significance, the efficacy and safety of a Covered Product with respect to a particular indication, which trial is performed for purposes of filing an NDA or similar application to obtain Regulatory Approval for such Covered Product in any country or regulatory jurisdiction, as defined in 21 C.F.R. § 312.21(c), as may be amended from time to time, or any analogous clinical trial described or defined in Applicable Laws and guidelines in the Territory.

1.61    “Receiving Party” shall have the meaning set forth in Article 9.l(a).

1.62    “Regulatory Approval” means, with respect to the Covered Product in a country in the Territory, all approvals from the necessary Governmental Authority or Regulatory Authority to manufacture, import, market and sell such Covered Product in such country in the Territory (including but not limited to, as applicable, a Manufacturing Authorization and all applicable pricing and reimbursement approvals required to market and sell such Covered Product in such country in the Territory).

1.63    “Regulatory Authority” means the applicable medical or drug body or any applicable Governmental Authority involved in granting approvals for the conduct of clinical trials or the importing, manufacturing, marketing, selling, reimbursement or pricing of a Covered Product in a country in the Territory.

1.64    “Regulatory Filing” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Covered Product.

1.65    “Related Party” means, with respect to a Party, its Affiliates and Sublicensees.

1.66    “Royalty Term” shall have the meaning set forth in Article 7.l(b)

1.67    “Rules” shall have the meaning set forth in Article 14.2(a).

1.68    “Subject Launch Market” means Mainland China, Hong Kong, Macau, or Taiwan, each of which, for purposes of this Agreement, will be considered a separate “country”.

1.69    “Sublicensee” means a Third Party that is granted a sublicense under the licenses granted to a Party in accordance with this Agreement.

1.70    “Technology Transfer Plan” shall have the meaning set forth in Article 3.6(a).

1.71    “Term” shall have the meaning set forth in Article 13.1.

1.72    “Terns” shall have the meaning set forth in the introduction of this Agreement.

1.73    “Terns Developed IP” shall have the meaning set forth in Article 12. l(b).

1.74    “Terns Indemnitee(s)” shall have the meaning set forth in Article 11.2.

1.75    “Terns Know-How” means any and all Know-How, to the extent Controlled by Terns as of the Effective Date or during the Term, that (a) used or generated by Terns in connection with Terns’ Development of the Covered Product or Covered Compound, and (b) is necessary or useful in connection with the Development, Manufacture, Commercialization or other use of the Covered Compound or Covered Product in the Field in the Territory. Terns Know-How excludes any Terns Developed IP.

1.76    “Terns Patent” means Patents in the Territory Controlled by Terns on the Effective Date or during the Term that contain one or more claims to the Covered Product. Terns Patents excludes any Terns Developed IP.

1.77    “Terns Prosecuted Patents” shall have the meaning set forth in Article 12.2.

1.78    “Territory” means all countries of the world.

1.79    “Third Party” means an entity other than (a) Terns and its Affiliates and (b) Lilly and its Affiliates.

1.80    “U.S. Dollars” or “US$” means United States dollars, the lawful currency of the United States.

1.81    “Valid Claim” means a claim of an issued and unexpired Patent included within the Lilly Patents with regard to the Covered Product in the Territory which has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise in such country.

1.82    “Wind-Down” shall have the meaning set forth in Article 13.6(b)(ii).

1.83    “Withholding Party” shall have the meaning set forth in Article 7.7.

1.84    Interpretative Provision. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Attachments are to Articles, Sections and Attachments of this Agreement unless otherwise specified. All attachments annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any attachment but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

2.	SCOPE AND COMMUNICATION.

2.1    General Scope of Covered Product. Pursuant to and subject to the terms of this Agreement, Terns shall, in good faith and using commercially reasonable efforts, Develop, Manufacture, apply for Regulatory Approval of, and Commercialize the Covered Product in the Field in each country within the Major Markets within the Territory and be responsible for all such activities.

2.2    Communication

(a)    Until the First Commercial Sale of a Covered Product, Terns shall [***], unless mutually agreed otherwise, disclose to Lilly and/or discuss information outlined below. Such disclosure shall be by electronic means unless otherwise mutually agreed upon by the Parties and shall:

(i)    share information regarding the Development of the Covered Product;

(ii)    disclose any Third Parties used or to be involved in Development or Manufacturing (CRO, CMO, etc.);

(iii)    summarize Terns’ overall regulatory strategy established for the Covered Product;

(iv)    summarize Terns’ overall Manufacturing strategy;

(v)    summarize information regarding the Commercialization strategy for the Covered Product; and

(vi)    provide such other information as reasonably requested by Lilly.

(b)    Terns shall consider in good faith any comments provided by Lilly in relation to the Development, Manufacturing, or Commercialization of the Covered Product in the Territory but Terns shall make the final decision.

3.	COVERED PRODUCT DEVELOPMENT

3.1    Development Overview.

(a)    Responsibility. Terns shall have sole and full responsibility, authority, and control for and over all aspects of the Development of the Covered Product in the Territory at its cost, including all scientific and business decisions relating thereto.

(b)    GCP and GLP Compliance. The Development of the Covered Product shall be conducted by Terns pursuant to good clinical practices (“GCP”) and good laboratory practices (“GLP”). GLP means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time. GCP means all

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

3.2    Conduct of Development.

(a)    Development Diligence. Terns shall use commercially reasonable efforts to Develop the Covered Product in the Field in the Major Markets, including (i) carrying out commercially reasonable efforts to achieve Regulatory Approval of at least one Covered Product in each of the Major Markets in the Territory and (ii) using commercially reasonable efforts to conduct and fund all activities to fulfill its Development plans with respect to such Covered Product in each of the Major Markets in the Territory (including pre-clinical, clinical, and CMC activities), or until Terns promptly provides Lilly with written notice of its determination (and in no event later than [***] after such determination), in good faith, that Terns considers Terns cannot achieve Regulatory Approval in a commercially reasonable fashion for such Covered Product. Upon Lilly’s receipt of such notice, Terns shall have been deemed to have provided Lilly with Tern’s notice of unilateral termination under Article 13.2 of this Agreement with respect to the country(ies) and Covered Product(s) at issue and, therefore, shall be subject to the provision applicable of to such a unilateral termination under this Agreement.

(b)    Development Data. Terns will own all data generated in connection with its Development activities in relation to the Covered Product. During Development and up until the First Commercial Sale has occurred in all the Major Markets, Terns shall report to Lilly [***] with respect to data obtained from clinical studies during the Development of the Covered Product pursuant to Article 2.2.

(c)    Regulatory Approvals. Terns or its designee shall own any and all Regulatory Approvals for the Covered Products.

3.3    Further Development. Terns shall not be under any obligation to pursue further Development of the Covered Product if it in good faith determines, in its sole discretion, not to continue Development of a Covered Product, on a country-by-country basis, for reasons that Terns can reasonably demonstrate is due to an ethical conflict, safety issue or compliance with Applicable Law provided that Terns promptly (and in no event, later than [***] after such determination) notifies Lilly of the same in writing. Upon Lilly’s receipt of such notice, Terns shall have been deemed to have provided Lilly with Terns’ written notice of unilateral termination under Article 13.2 of this Agreement with respect to the country(ies) and Covered Product(s) at issue and, therefore, shall be subject to the provision applicable to such a unilateral termination under this Agreement.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

3.4    Rights to Engage Sublicensees, Subcontractors and Affiliates. Terns shall have the right to sublicense its rights hereunder to or engage (a) its Affiliates or (b) permitted Third Party sublicensees or contractors with Lilly’s prior written consent (not to be unreasonably withheld, delayed, or conditioned) (such Affiliates and such Third Parties, collectively, the “Permitted Sublicensees”) to perform any portion of its Development, Manufacture or Commercialization obligations hereunder; except that no Permitted Sublicensee can be debarred or disqualified by a Regulatory Authority. Terns shall be responsible for ensuring that, prior to engaging any Permitted Sublicensee that such Permitted Sublicensee is subject to written agreements containing terms and conditions: (i) consistent with the relevant terms and conditions of this Agreement protecting the rights of the Parties under this Agreement including imposing obligations of confidentiality on each such Permitted Sublicensee; (ii) that vests ownership of any and all inventions developed by such Permitted Sublicensee to the extent relating to the Covered Product in the course of performing such subcontracted work in the contracting Party; (iii) that does not under any circumstance impose any payment obligations or liability on Lilly, and (iv) that is otherwise consistent with the terms of this Agreement. Terns shall advise Lilly pursuant to Article 2.2 of any engagement of a Permitted Sublicensee and shall provide Lilly with a copy of the sublicensee agreement with such Permitted Sublicensee. Terns shall remain directly responsible for all of its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any Permitted Sublicensee.

3.5    Compliance Audits. [***] Lilly is entitled to conduct audits to ensure compliance of Terns with applicable GMPs, GCPs and GLPs that require evaluation, including on-site evaluations to the extent permitting such evaluations is in control of Terns.

3.6    Technology Transfer.

(a)    Within [***] of the Effective Date, the Parties will coordinate and agree to a technology transfer plan for Lilly to provide and transfer to Terns the Lilly Know- How (which will include Materials) as set forth on Exhibit B and was not previously provided to Terns (the “Technology Transfer Plan”), which may be updated or amended by the mutual agreement by the Parties from time to time as needed. For purposes of clarity, Lilly will transfer only the Lilly Know-How referenced in Exhibit B to Terns in accordance with the Technology Transfer Plan, and Terns will cooperate to facilitate the receipt of such transfer of Lilly Know- How.

(b)    Notwithstanding anything to the contrary in this Agreement, Lilly will have no obligation under this Article 3.6 to transfer any Lilly Know-How or Materials other than the items specifically described in the attached Exhibit B. While Terns may use the Materials to Develop the Products in accordance with the terms of this Agreement, Terns will not use the Materials listed in Exhibit B with humans for any purpose including for testing in or the treatment of human subjects.

(c)    Terns will reimburse Lilly’s [***] at the FTE Rate for FTEs engaged to provide assistance to Terns for the technology transfer pursuant to Article 3.6(a) and the transfer of Materials pursuant to Article 3.6(a), except that the first [***] of FTE assistance will be provided at Lilly’s cost.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

4.	COMMERCIALIZATION AND COMPLIANCE.

4.1    Commercialization Overview. Terns shall have sole and full responsibility, authority, and control for and over all aspects of the Commercialization of the Covered Product in the Territory at its cost, including all scientific and business decisions relating thereto. Terns shall use commercially reasonable efforts to Commercialize the Covered Product in the Field in the Major Markets, including (i) carrying out commercially reasonable efforts to achieve a First Commercial Sale of at least one Covered Product in each of the Major Markets in the Territory and (ii) using commercial reasonable efforts to conduct and fund all activities to fulfill its Commercialization plans with respect to such Covered Product in each of the Major Markets in the Territory.

4.2    Covered Product Trademark, Labeling; Promotional Materials.

(a)    Terns shall own and be responsible for obtaining and maintaining trademarks for the Covered Product, at its cost. Terns shall be responsible for designing, approving and supplying the Covered Product labeling and promotional materials for the Covered Product. Terns shall be responsible as to the manner in which such Covered Product will be presented and described to the medical community in any promotional materials and the placement of the names and logos of the Parties therein, in each case as permitted by Applicable Law and consistent with the labeling for the Covered Product as approved by the applicable Regulatory Authority.

(b)    Packaging for the Covered Product will have the approved name for the Covered Product and Terns’ trademark and company logo.

4.3    Compliance with Applicable Laws. Each of the Parties shall, and shall cause their respective Affiliates to, conduct all activities under this Agreement in such a manner as to comply in all material respects with all Applicable Laws.

4.4    Compliance with Party Specific Regulations. The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

4.5    Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consist with its usual Compliance related processes.

(a)    “Compliance” shall mean the adherence by the Parties in all material respects to all Applicable Laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

(b)    “Internal Compliance Codes” shall mean a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

(c)    “Party Specific Regulations” shall mean all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

5.	MANUFACTURE AND SUPPLY.

5.1    Manufacture and Supply. Terns shall use its commercially reasonable efforts to Manufacture, or have Manufactured per applicable cGMPs, the Covered Product, sufficient to meet the Development and Commercialization requirements of the Covered Product in the Territory.

6.	REGULATORY.

6.1    Terns’ Responsibilities. Terns will be responsible for all regulatory activities, at its cost, leading up to and including the obtaining of the Regulatory Approvals for the Covered Product from the Governmental Authority or Regulatory Authority on a country-by-country basis. Terns or its designee shall make, hold and own all Regulatory Filings and Regulatory Approvals. Terns shall only be required to apply for Regulatory Approval in those countries that in its sole discretion are commercially viable.

6.2    Regulatory Obligations and Cost. Terns shall be responsible for the regulatory strategy, including strategy for filings and label content. Terns shall be solely responsible for all regulatory activities in connection with seeking Regulatory Approvals in the Territory, including communicating and preparing and filing all reports with the Regulatory Authorities. However, upon Terns reasonable request, Lilly agrees to reasonably cooperate with Terns, at [***] expense (which shall include [***]), if requested, in providing consultation with respect to the preparation and filing of all such reports, provided that under no circumstance shall Lilly’s cooperation described above exceed [***]. All governmental fees associated with obtaining and maintaining any and all Regulatory Approvals shall be paid by Terns.

7.	PAYMENTS AND MILESTONES.

7.1    Upfront Payments. In consideration for the exclusive license rights granted by Lilly to Terns hereunder, Terns will pay Lilly a nonrefundable upfront payment of four million U.S. dollars ($4,000,000) within [***] of the Effective Date. The Parties agree that the upfront payment is not subject to tax withholding under the terms of this Agreement. However, if based on Tern’s interpretations of law, rules or regulations (or otherwise), this upfront payment would be subject to withholding tax, Terns shall increase the upfront payment to Lilly as necessary, such that the amount received by Lilly after withholding is equal to the amount Lilly would have received if there were no such withholding reduction.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

7.2    Covered Product Royalties to Lilly.

(a)    SSAO Tiered Earned Royalties. Terns shall pay to Lilly royalties based on the Calendar Year, Net Sales of each Covered Product in the Territory in the amounts set forth below (all amounts are in U.S. Dollars). Royalties owed to Lilly will be calculated for each Covered Product separately subject to the methodology for calculating Net Sales of a Covered Product when the Covered Product is sold as part of or as a Combination Product as described in Article 1.54.

Calendar Year, Covered Product Net Sales in Greater China	Royalty Rate	Calendar Year, Covered Product Net Sales in Ex- Greater China	Royalty Rate
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

(b)    Royalty Term. On a country-by-country and Covered Product-by-Covered Product basis, the above earned royalties shall be payable commencing on [***] and continuing until the last to occur of: (i) the expiration of the life of the last-to-expire Terns Prosecuted Patents having a [***] in such country in the Territory; (ii) the expiration of the Data Exclusivity Period in such country in the Territory; and (iii) the end of the period that is [***] from the First Commercial Sale of such Covered Product in such country in the Territory (the longer of (i), (ii), and (iii), the “Royalty Term”).

(c)    Reports; Payment of Royalty and Milestones. During the Term, following the [***], Terns shall furnish to Lilly a quarterly written report for the Calendar Quarter showing the Net Sales of each Covered Product sold that is subject to royalty payments, by Terns and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on [***] following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Terns shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Terns shall provide Lilly with a non-binding sales forecast for the [***]. Terns will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285.

7.3    Covered Product Development Milestones to Lilly.

(a)    Covered Product Development Milestones. Terns shall pay Lilly the following Development milestones based upon events described in the below table for the first Covered Product Developed by Terns under this Agreement to achieve each such milestone. Further, the start of a [***] Clinical Study is the first patient visit for such clinical study and each clinical study milestone will only be paid once upon the first time each event is achieved by any

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Covered Product even if any of the phases are later restarted or entered by a replacement or subsequent Covered Product. Also, in the event Terns terminates Development of a Covered Product (i.e., a 1st generation Covered Product) and Develops a replacement Covered Product (i.e., a 2nd generation Covered Product), any milestones paid for the Development of the terminated Covered Product shall be credited to the replacement Covered Product, such that Terns shall not be required to pay any milestones for the replacement Covered Product that have already been paid for the terminated Covered Product. All amounts are shown in U.S. Dollars. The maximum amount of Development milestones Terns may be obligated to pay Lilly under this Article 7.3(a) is [***], and in no event shall Terns be obligated to pay Development milestones under this Article 7.3(a) in excess thereof.

SSAO Development Milestones for the First Covered Product
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Second Indication Milestones. Terns shall pay Lilly the following Development milestones based upon events described in the below table for the second indication (but not for any further indications) of a Covered Product Developed by Terns under this Agreement to achieve each such milestone. Also, in the event Terns terminates Development of a Covered Product (i.e., a 1st generation Covered Product) and Develops a replacement Covered Product (i.e., a 2nd generation Covered Product), any milestones paid for the Development of the terminated Covered Product shall be credited to the replacement Covered Product, such that Terns shall not be required to pay any milestones for the replacement Covered Product that have already been paid for the terminated Covered Product. All amounts are shown in U.S. Dollars. The maximum amount of Development milestones Terns may be obligated to pay Lilly under this Article 7.3(b) for any one Covered Product and its replacement Covered Product (if any) is US$30,000,000, and in no event shall Terns be obligated to pay Development milestones under this Article 7.3(b) for any one Covered Product and its replacement Covered Product (if any) in excess thereof.

SSAO Development Milestones for the Second Indication of a Covered Product
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(c)    Payment. Terns will pay Lilly the above milestones by the later of [***] after the documented event has been achieved.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

7.4    Third Party Obligations and Agreement Payments and Generic Covered Products. The following adjustments shall be made, on a country-by-country and Covered Product-by-Covered Product basis, to the royalties payable pursuant to Article 7.2:

(a)    Third Party Patents. If it is [***] for Terns to license one or more Patents from one or more Third Parties in order to Develop, Manufacture, Commercialize or use any Covered Product without infringing on a Third Party Patent, whether directly or through any Tern’s Affiliate or Sublicensee, then Terns may, in its sole discretion, negotiate and obtain a license under such Patents (each such Third Party license referred to herein as an “Additional Third Party License”). Prior to executing any Additional Third Party License, Terns shall discuss and consult with Lilly regarding such Additional Third Party License; provided that Terns retains full discretion over the decision to enter into, and the final terms of, any such Additional Third Party Licenses. Any [***] payable to Lilly under this Agreement [***] shall be reduced by [***] of the amounts payable to Third Parties pursuant to any Additional Third Party Licenses, such reduction to continue until all such amounts have been expended, provided that in no event shall the [***] payable to Lilly [***] be less than [***].

(b)    No Adjustment for Lilly Third Party Agreements. Lilly shall be solely responsible for (i) all obligations (including any royalty or other obligations that relate to the Lilly Technology) under its agreements with Third Parties that are in effect as of the Effective Date and (ii) all payments to inventors (other than inventors that are employees or consultants of Terns) of Lilly Technology, including inventorship compensation payments under Applicable Law.

(c)    No Adjustment for Existing Terns Third Party Agreements. Terns shall be solely responsible for all obligations (including royalty obligations) that relate to Covered Products under its agreements with Third Parties that are in effect on or prior to the Effective Date.

(d)    Failure to Pay. If Lilly should fail to pay any undisputed amounts owed under its agreements with Third Parties under Article 7.4(b), Terns may at its sole option decide to pay any such amount and deduct such amount from any payments or royalties owed to Lilly hereunder without restriction.

(e)    Generic Covered Products — Royalty Reduction. In the event it is reasonably determined that the total volume sales of all Generic Covered Products with respect to such Covered Product in such country in the Territory in a Calendar Quarter constitutes (i) [***] of all such Generic Covered Products and such Covered Product in such country in the Territory in such Calendar Quarter, then, during the Royalty Term, Lilly’s royalty rates as set forth in Article 7.2 of this Agreement shall be reduced by [***] commencing on the first calendar quarter that follows the date in which such determination occurs or (ii) [***] of all such Generic Covered Products and such Covered Product in such country in the Territory in such Calendar Quarter, then, during the Royalty Term, Lilly’s royalty rates as set forth in Article 7.2 of this Agreement shall be reduced by [***] commencing on the first calendar quarter that follows the date in which such determination occurs.

(f)    Limit on Royalty Reductions. Notwithstanding anything to the contrary in this Article in no event shall the royalties owed under Article 7.2 with respect to a Covered Product in a country be reduced by operation of any subsection of this Article 7.4 by more than an aggregate of [***] of what would otherwise be owed under Article 7.2 with respect to [***].

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

7.5    Audits.

(a)    Terns will keep and maintain (and to the extent applicable, will cause its Affiliates, and their respective Sublicensees, distributors, assignees and transferees to keep and maintain) proper and complete records and books of account in such form and detail as is necessary for the determination of the amounts payable by Terns (on behalf of itself and its Affiliates and their respective Sublicensees, distributors, assignees and transferees) to Lilly under this Agreement and for the purposes of this Agreement.

(b)    Within the Term of this Agreement, Lilly shall not more than [***], have the right to have a reputable globally recognized independent certified public accountant firm hired by Lilly to inspect Terns’ records for [***] for the purpose of determining the accuracy of royalty and milestone payments. No period will be audited more than once. Lilly shall submit an audit plan, including audit scope, to Terns for Terns’ approval, which shall not be unreasonably withheld, prior to audit implementation. The independent certified public accountants shall keep confidential any information obtained during such inspection and shall report to Lilly and Terns only the amounts of Net Sales and royalties and milestones due and payable. If determined that additional royalties or milestones are owed, or that royalties or milestones were overpaid, during such period, Terns will pay Lilly the additional royalties or milestones, or Lilly will pay Terns the overpaid royalties or milestones within [***] of the date the independent certified public accountants written report is received by the paying party. The fees charged by such accounting firm will be paid by Lilly unless any additional royalties or milestones owed exceed [***] of the royalties or milestones paid for the period subject to the audit, in which case Terns will pay the reasonable fees of the accounting firm.

(c)    Terns shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Terns, to keep and maintain records of sales made pursuant to such sublicense [***].

(d)    Lilly shall treat all financial information subject to review in accordance with Article 9 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with them [***] obligating it to retain all such information in confidence pursuant to terms consistent with the terms in Article 9 of this Agreement.

7.6    Currency. Except as otherwise provided in this Agreement, all payments to be made by one Party to the other under this Agreement shall be made in U.S. Dollars by bank wire transfer from such Party’s bank account in immediately available funds to the receiving Party’s bank account designated in writing by the Party receiving the payment. Sales, costs and expenses, and payments recorded in any foreign currency shall be converted into U.S. Dollars in a manner consistent with Terns’ and Lilly’s customary and usual conversion procedures used to prepare such Party’s audited financial statements, provided always that such practices are consistently applied and use a widely accepted source of published exchange rates. In each country where the local currency is blocked and cannot be removed from the country, payments under this Agreement arising from activities in that country for which Licensee, an Affiliate thereof, or any Sublicensee does not receive payment in U.S. currency, freely useable outside of such country, shall, [***].

7.7    Interest. Each Party shall pay interest on any amounts overdue under this Agreement at a per annum rate of [***] the average of the prime rate as published in the Wall

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Street Journal during the thirty (30) days immediately preceding the due date of such overdue payment. Royalties and other payments required to be paid pursuant to this Agreement shall, if overdue, bear interest from the day the original payment was due until the day that the payment was received by the payee. The payment of such interest shall not foreclose a Party from exercising any other rights it may have because any payment is overdue.

7.7    Tax Withholding. If any payments required to be made by a Party under this Agreement are or become subject to withholding taxes (including any value added tax) under Applicable Laws of any state, federal, provincial or foreign government, such Party shall be authorized to withhold such taxes as are required under Applicable Law, pay such taxes to the appropriate Governmental Authority, deduct them from such payments, and remit the balance due to the other Party net of such taxes. The Party paying the taxes to the Governmental Authority shall secure and deliver to the other Party an official receipt for taxes paid. In the event that the governing tax authority retroactively determines that a payment pursuant to this Agreement should have been subject to withholding (or to additional withholding) for taxes, and a Party (the “Withholding Party”) remits such taxes to the tax authority, the Withholding Party will invoice the other Party for such amount, and the other Party will pay such amount within [***] of the receipt of such invoice. Notwithstanding the foregoing, if Terns sublicenses or assigns its payment obligations to an Affiliate or to a third-party, and such sublicense or assignment results in a greater amount of withholding tax which may be subtracted from payments to Lilly than if Terns had fulfilled its payment obligations to Lilly directly, such Affiliate or third-party shall increase the payment to Lilly as necessary such that the amount received by Lilly after such required income tax withholding is equal to the amount Lilly would have received if Terns had fulfilled such payment obligations to Lilly directly. For clarity, Terns (including its affiliates, assignees, and sub-licensees) is solely responsible for any income tax due in connection with its income under this Agreement.

7.8    Tax Administration. The Parties agree to fully cooperate with each other to enable each Party to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible and administratively reasonable. Each Party shall provide and make available to the other Party any exemption certificates, resale certificates, or other required tax forms reasonably requested by the other Party to support the provisions of this Agreement.

7.9    Records. Terns shall maintain appropriate records in either tangible or electronic form of (a) all significant Development, Manufacturing and Commercialization (each as applicable) events and activities conducted by it or on its behalf related to the Covered Product; and (b) all significant information generated by it or on its behalf in connection with Development of the Covered Product under this Agreement, in each case in accordance with Terns’ usual documentation and cGMP record retention practices. Such records shall be in sufficient detail to properly reflect, in good scientific manner, all significant work done and results of studies and trials undertaken and further shall be at a level of detail appropriate for patent and regulatory purposes. If reasonably necessary for a Party to perform its work under this Agreement or to exercise its rights under this Agreement, such Party may request that, and the other Party shall provide within a reasonable timeframe, such information and data regarding its activities hereunder as is reasonably available and reasonably related its activities under this Agreement; provided that neither Party shall be required to generate additional data or prepare additional reports to comply with the foregoing obligation. All such reports, information and data provided shall be subject to the provisions of Article 9.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

7.10    Lilly’s Right of First Negotiation. Terns, on behalf of itself and its Affiliates, hereby agrees that it shall not enter into a term sheet or commence agreement negotiations with a Third Party partner to Commercialize a Covered Product in any country in the Territory as Terns’ sublicensee or assignee (the “Covered Product Opportunity”) without first providing written notice thereof and offering the exclusive right and option of first negotiation with respect to such Covered Product Opportunity (the “Lilly ROFN Option”). For clarity, the foregoing shall not prevent Terns from freely engaging in preliminary discussions with any Third Party about such rights that customarily take place prior to term sheet or agreement negotiations, nor require Terns, as a result of engaging such preliminary discussions, to provide the above written notice triggering Lilly ROFN Option. Lilly may exercises such Lilly ROFN Option by providing Terns with written notice of the same within [***] of its receipt of Terns’ written notice described above. Upon Lilly’s timely exercises of the Lilly ROFN Option in accordance with the preceding sentence, then the Parties shall negotiate in good faith and on an exclusive basis for up to an additional [***] from such exercise (the “Negotiation Period”) regarding the terms pursuant to which Lilly would obtain the rights in such Covered Product Opportunity. If Lilly fails to deliver notice of exercise of the Lilly ROFN Option to Terns prior to expiration of the [***] period described above, then, effective upon such expiration, Lilly shall be deemed to have irrevocably waived the Lilly ROFN Option with respect to solely the Covered Product Opportunity at issue. If Lilly is deemed to have irrevocably waived the Lilly ROFN Option pursuant to the preceding sentence, or if Lilly delivers written notice of exercise of the Lilly ROFN Option with in the notice period prescribed above but the Parties fail to enter into a definitive agreement regarding the Covered Product Opportunity at issue (a “Definitive Agreement”) prior to expiration of the Negotiation Period, then, in either case, effective upon such expiration (of the exercise notice period or the Negotiation Period, as applicable), (a) the Lilly ROFN Option shall terminate and be of no further force or effect with respect to the Covered Product Opportunity at issue and (b) Terns shall be free to terminate negotiations with Lilly and to offer to grant, license, sell or otherwise convey, and to grant, license, sell or otherwise convey, to Third Parties solely the Covered Product Opportunity at issue. For clarity, neither Party shall have any obligation to enter into a Definitive Agreement.

8.	LICENSES; EXCLUSIVITY.

8.1    Exclusive License to Covered Product and Right to Sublicense. Subject to the terms and conditions of this Agreement, Lilly hereby grants to Terns, during the Term, an exclusive license (even as to Lilly), under the Lilly Technology to make, have made, use, offer for sale, sell, import, and have imported, including all rights to Develop, Manufacture, Commercialize, Covered Products in the Field in the Territory, including the right to grant sublicenses at any tier (subject to Article 3.4).

8.2    China Commercialization Option. On a country-by-country and Covered Product-by-Covered Product basis, following the Regulatory Approval of a Covered Product in the Subject Launch Market and if Terns (or Terns’ Sublicensee) decides in good faith to Commercialize such Covered Product in the Subject Launch Market, Terns will provide written notice to Lilly of such decision, and upon Lilly’s written request, Lilly shall have a co-promotion option for the Subject Launch Market, exercisable separately for each such Covered Product and

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

each such country in the Subject Launch Market, to assume responsibility for a certain percentage of the detailing for such Covered Product in the Subject Launch Market to be further negotiated and agreed by the Parties. Each such option can be exercised by written notification to Terns within at [***] of the date of Terns’ notice of its decision. Upon exercise of such option for such Covered Product, the Parties shall negotiate in good faith on terms for such co-promotion for such Covered Product for [***] days of Lilly’s notice exercising such option (the “Co- Promotion Option Period”); provided that, if the Parties are not able to reach an agreement with respect to such co-promotion for such Covered Product within the aforementioned [***] period, Terns will have no further obligation to Lilly with respect to the co-promotion of such Covered Product. Before and during the Co-Promotion Option Period, Terns will not enter into definitive agreements with a Third Party providing such Third Party rights to co-promote such Covered Product.

8.3    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party.

9.	CONFIDENTIALITY; PUBLICATION.

9.1    Nondisclosure Obligation.

(a)    For the Term of this Agreement and [***] thereafter, except in the case of Confidential Information of a Party that has been identified in writing by such Party as a trade secret, in which case, the obligation contained in this Article 9.1 with respect to such Confidential Information shall be perpetual, the Party receiving the Confidential Information of the other Party (such receiving Party, the “Receiving Party”) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any Third Party, without the express prior written consent of the Party that disclosed such Confidential Information (the “Disclosing Party”); provided however, the Receiving Party may disclose the Confidential Information to those of its Affiliates, officers, directors, employees, agents, consultants and/or independent contractors (including Sublicensees) of such Receiving Party who need to know the Confidential Information in connection with this Agreement and are bound by confidentiality obligations with respect to such Confidential Information. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own confidential information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with the purposes of this Agreement.

(b)    It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Law or the rules of any internationally recognized stock exchange; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information. Notwithstanding the foregoing provisions of Article 9.l(a), either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Applicable Laws, in response to rules or guidance of the United States Internal Revenue Service or other taxing authority, or in other legal processes, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution and shall disclose only such Confidential Information of such other Party as is required to be disclosed.

9.2    Publicity; Use of Names.

(a)    Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to advisors (including consultants, financial advisors, attorneys and accountants), potential and existing investors and acquirers on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by Applicable Laws, including securities laws. Notwithstanding the foregoing, the Parties must agree upon the initial press release(s) to announce the execution of this Agreement; thereafter, Lilly and Terns may each disclose to Third Parties the information contained in such press release(s) without the need for further approval by the other. Furthermore, for purposes of clarity, notwithstanding anything to the contrary in this Agreement, either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by Applicable Laws, including, in response to rules or guidance of the United States Internal Revenue Service or other taxing authority, or in other legal processes, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution and shall disclose only such Confidential Information of such other Party as is required to be disclosed.

10.	REPRESENTATIONS, WARRANTIES, AND COVENANTS.

10.1    Representations, Warranties, and Covenants of Lilly. Lilly represents, warrants, and covenants to Terns that as of the Effective Date:

(a)    it has the full right, power and authority to enter into this Agreement and to grant the license to the Covered Product under Article 8, and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which Lilly is bound;

(b)    [***], there are no legal claims, judgments or settlements against or owed by Lilly or pending legal claims or litigation, in each case relating to the Covered Product or Lilly Patents listed on Exhibit A of this Agreement;

(c)    [***], there are no legal claims, judgments or settlements against or owed by Lilly or pending legal claims or litigation, in each case relating to the Lilly Patents;

(d)    all necessary consents, approvals, certificates, registrations and authorizations of all government authorities and other persons required to be obtained by Lilly as of and after the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

(e)    [***], it Controls the right, title and interest in and to the Know-How listed on Exhibit B used or generated by Lilly in connection with Lilly’s Development of the Covered Product and Covered Compound and the Patents set forth in Exhibit A, has the right to grant to Terns the licenses that it purports to grant hereunder, and has not granted any Third Party rights that would interfere or be inconsistent with Terns’ rights hereunder;

(f)    [***], the Lilly Technology is not subject to any existing royalty or other payment obligations to any Third Party;

(g)    [***], of any other Patents, Know- How, or other intellectual property right Controlled by Lilly or its Affiliates, other than that which is licensed hereunder to Terns, which the Development, Manufacture, use and/or Commercialization of Covered Product as contemplated hereunder would infringe;

(h)    [***], it has disclosed to Terns a complete and accurate record of material information and data relating to the results of pre-clinical and clinical studies on the Covered Product conducted by or on behalf of Lilly including the status and interim results of ongoing clinical and preclinical studies, and the clinical development and Regulatory Approval activities undertaken to date, and such information and data is complete and accurate in material respects;

(i)    [***], the Lilly Technology, Covered Products, and Covered Compounds do not infringe any Third Party intellectual property rights; and

10.2    Representations, Warranties, and Covenants of Terns. Terns represents, warrants, and covenants to Lilly that as of the Effective Date:

(a)    it has the full right, power and authority to enter into this Agreement, to perform the Development, Manufacture and Commercialization of the Covered Product and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which Terns is bound;

(b)    all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Terns as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(c)    there are no legal claims, judgments or settlements against or owed by Terns or pending legal claims or litigation, in each case relating to any antitrust, anti-competitive, anti-bribery or corruption violations; and

(d)    it is not, and will not be or become, a Party to any agreement or contractual obligation with a Third Party that conflicts with or is inconsistent with Terns’ rights and obligations under this Agreement.

10.3    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT,

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

11.	INDEMNIFICATION.

11.1    By Terns. Terns agrees to indemnify and hold harmless Lilly, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Lilly Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) first arising after the Effective Date to the extent arising from (a) Manufacturing, Development and Commercialization activities, including the promotion of the Covered Product, by Terns, any of its Related Parties or Permitted Sublicensees, (b) the negligence, illegal conduct or willful misconduct of Terns, or (c) Terns’ breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case of clauses (a) through (c), except to the extent such Losses arise out of an Lilly Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement.

11.2    By Lilly. Lilly agrees to indemnify and hold harmless Terns, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Terns Indemnitee(s)”) from and against all Losses to the extent arising from (a) the negligence, illegal conduct or willful misconduct of Lilly, or (b) Lilly’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case of clauses (a) and (b), except to the extent such Losses arise out of any of a Terns Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement.

11.3    Defined Indemnification Terms. Either of the Terns Indemnitee or the Lilly Indemnitee shall be an “Indemnitee” for the purpose of this Article 11, and the Party that is obligated to indemnify the Indemnitee under Article 11.1 or Article 11.2 shall be the “Indemnifying Party.”

11.4    Defense. If any such claims or actions are made, the Indemnitee shall be defended at the Indemnifying Party’s sole expense by counsel selected by the Indemnifying Party, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such claim or action, subject to the terms of this Article 11.

11.5    Settlement. Subject to Article 11.7 of this Agreement, the Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.

11.6    Notice. The Indemnitee shall notify the Indemnifying Party promptly of any claim, demand, action or other proceeding under Article 11.1 or Article 11.2 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

11.7    Permission by Indemnifying Party. The Indemnitee may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

11.8    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 11.8 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 11, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

12.	INVENTIONS; INTELLECTUAL PROPERTY.

12.1    Ownership of Intellectual Property.

(a)    Lilly shall remain the sole and exclusive owner of all Lilly Patents and Lilly Know-How. Terns shall remain the sole and exclusive owner of any Terns Patents and Terns Know-How.

(b)    Lilly shall own all data, results and inventions, whether patentable or not, conceived or reduced to practice in connection with Lilly’s activities under this Agreement solely by Lilly, including its consultants or Permitted Sublicensees, together with all intellectual property rights therein (the “Lilly Developed IP”). Terns shall own all data, results and inventions, whether patentable or not, conceived or reduced to practice in the course of the Development, Manufacture, and Commercialization of the Covered Product or otherwise in connection with Terns’ activities under this Agreement solely by Terns, including its consultants or Permitted Sublicensees, together with all intellectual property rights therein (the “Terns Developed IP”). The Parties do not contemplate any joint activities that may result in the conception or reduction to practice of data results, or inventions, whether patentable or not, jointly by the Parties; provided, however, that if any data, results and inventions, whether patentable or not, are jointly conceived or reduced to practice by Lilly and Terns in connection with their activities under this Agreement, the same shall be [***].

(c)    Each Party hereby assigns all data, results and inventions to the other Party as necessary to achieve ownership as provided in Article 12.l(a) and Article 12.l(b). Each assigning Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights without additional consideration. Each Party shall perform, and shall cause its Affiliates to perform, its activities under this Agreement through employees, independent contractors and agents who are required to assign their rights in any data, results and inventions to such Party (or its Affiliate) and to execute such agreements, instruments and documents as may be reasonably required to perfect such Party’s (or its Affiliate’s) rights in such data, results and inventions.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

12.2    Patent Filing, Prosecution and Maintenance. Terns shall have sole responsibility and decision-making authority for all Patent Prosecution actions relating to (a) (i) the Lilly Patents set forth on Exhibit A and (ii) Patents contained in the Lilly Developed IP that are [***] the Covered Compounds or Covered Products, and (b) the Patents contained in the Terns Developed IP that are [***] the Covered Compounds or Covered Products ((a) and (b), the “Terns Prosecuted Patents”), at Terns’ expense. Terns shall establish an overall strategy for the Patent Prosecution of Terns Prosecuted Patents. The primary objective of each such strategy shall be to [***]. Terns shall keep Lilly informed of the status of Patent Prosecution actions taken in the Territory with respect to Terns Prosecuted Patents, including regularly providing the informed entities with copies of all prospective patent applications and patent applications filed hereunder and other material submissions and correspondence with government agencies concerning the Terns Prosecuted Patents, as applicable. When applicable, for material Patent Prosecution events, Terns shall consider the advice and suggestions of Lilly’s patent counsel before taking an action.

12.3    Patent Oppositions. In consultation with the Parties’ patent departments, the Parties will mutually decide whether and how to participate in Patent oppositions and undertake activities intended to invalidate Third Party Patents when necessary, at Terns expense. Each Party will keep the other Party informed and apprised of any such decisions and activities.

12.4    Abandonment of Patent or Patent Prosecution. Terns may in its sole discretion elect to discontinue Patent Prosecution in any country on a Patent-by-Patent as provided for under Article 12.2 above. Terns shall give prompt notice to Lilly if Terns declines to pay costs for the filing, prosecution or maintenance of a Terns Prosecuted Patent in any country of the Territory, and in such case, Lilly shall have the right to file, prosecute or maintain such Patent at its own expense. If Lilly decides to take over Patent Prosecution of such Patent, then Terns shall promptly deliver to Lilly copies of all necessary files related to such Patent with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Lilly to assume such responsibility and shall assign such Patents to Lilly. As of the date of such notice of Terns’ assignment or return to Lilly, Terns shall have no further liability to Lilly for such Patent aside from cooperating in the exchange of documents related to such Patent.

12.5    Patent Prosecution Cooperation. With respect to all Patent Prosecution each Party shall:

(a)    execute any instruments to document their respective ownership consistent with this Agreement as reasonably requested by the other Party;

(b)    make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party hereunder to undertake its Patent Prosecution responsibilities;

(c)    cooperate, if necessary, with the other Party in gaining Patent term extensions; and

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

(d)    act in good faith to coordinate its efforts under this Agreement with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party’s Patents to the Covered Product.

12.6    Enforcement.

(a)    Notice. Each Party shall promptly provide, but in no event later than [***], to the other with written notice reasonably detailing any known or alleged infringement of any Patent or trademark owned or Controlled by either Party and subject to a license under this Agreement.

(b)    Enforcement of Intellectual Property Rights. Terns shall have the first right (but shall not be obligated) to bring and control an action to enforce Lilly Patents against any Third Party believed to be infringing such Patent or misappropriating or otherwise violating any Lilly Know-How in the Territory, at its cost; provided, however, that Terns shall consult in advance with Lilly regarding such action. If Terns does not abate such violation of the Lilly Patent or Lilly Know-How by commencement of a lawsuit against the Third Party if necessary, then Lilly shall have the second right (but shall not be obligated) to take all actions reasonably necessary to abate such violation, including commencement of a lawsuit against the Third Party if necessary, at its cost. The primary objective of any patent enforcement action shall be [***]. All amounts recovered from enforcement of any such rights by either Party relating to the intellectual property licensed under this Agreement shall be first used to reimburse each Party’s costs and expenses incurred in connection with such action, and any remainder of such recovery shall be [***].

(c)    Cooperation in Enforcement Proceedings. For any action by a Party pursuant to sub-article (b) above, in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for such Party to initiate, prosecute and maintain such action. If either Terns or Lilly initiates an enforcement action pursuant to Article 12.6(b), then the other Party shall cooperate to the extent reasonably necessary and at the first Party’s sole expense (except for the expenses of the non-controlling Party’s counsel, if any). Upon the reasonable request of the Party instituting any such action, such other Party shall join the suit and can be represented in any such legal proceedings using counsel of its own choice. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof.

12.7    Defense.

(a)    Notice. Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Manufacture, production, use, Development, Commercialization or distribution of any Covered Product or any technology or intellectual property licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than [***], following receipt of such allegations. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

(b)    Conduct of Defense. In such event, the Parties shall agree how best to mitigate or control the defense of any such legal proceeding, agree whether to enter into a joint defense agreement to, among other reasons, preserve the confidentiality of communications or cooperation between the Parties in relation to such defense, and determine which Party is best suited to assume the primary responsibility for the conduct of the defense of any such claim at their expense. The other Party shall have the right, but not the obligation, to participate and be separately represented in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. If a Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Party’s Patents or other intellectual property right as a result of the Manufacture, production, use, Development, Commercialization or distribution of the Covered Product, then that Party shall conduct the defense and the other Party shall be allowed to join in such action, at its own expense.

(c)    Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any infringement litigation initiated by a Third Party concerning a Party’s Manufacture, production, use, Development, Commercialization or distribution of the Covered Product or settlement thereof; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Article 12.7(c) may be undertaken by a Party without the consent of the other Party which consent shall not be unreasonably withheld or delayed.

(d)    Limitations. Notwithstanding anything to the contrary in this Article 12.7, if a Party is an Indemnifying Party with respect to any Losses stemming from a claim or action by a Third Party alleging infringement of a Third Party’s Patents or other intellectual property right as a result of the Manufacture, production, use, Development, Commercialization or distribution of the Covered Product or any technology or intellectual property licensed by a Party under this Agreement, Article 11 shall supersede this Article 12.7 with respect to the defense and settlement of such action or claim to the extent there are conflicts.

13.	TERMS AND TERMINATION.

13.1    Term. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Articles 13.2, 13.3, 13.4, or 13.5, shall continue in effect on a country-by-country basis until the expiration of the Royalty Term (the “Term”). Upon the natural expiration of this Agreement as contemplated in this Article 13.1, Terns’ license granted under this Agreement for the Covered Product in such country shall become a fully paid-up. irrevocable, non-exclusive, perpetual license.

13.2    Unilateral Termination by Terns. Terns shall have the right to terminate this Agreement in its entirety or on a Covered Product-by-Covered Product and country-by-country basis, in its sole discretion by giving one hundred eighty (180) days advance written notice to Lilly.

13.3    Termination for Breach. This Agreement may be terminated in its entirety at any time during the Term upon written notice by either Party if the other Party materially breaches this Agreement and, if such breach is curable, such breach has not been cured within ninety (90) days after notice requesting cure of such breach; provided, however, that if such breach is not reasonably subject to cure within ninety (90) days, subject to commercially reasonable efforts (which in no event shall be less than reasonably diligent efforts) being undertaken by the breaching Party throughout such 90-day period and thereafter to cure such breach as promptly as possible, this Agreement may not be terminated pursuant to this Article 13.3 unless such breach is not cured within one hundred eighty (180) days following notice requesting cure of such breach.

13.4    Termination for Insolvency.

(a)    Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(b)    All rights and licenses granted under or pursuant to any Article of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses or rights to “intellectual property” (as defined in Section 101(35A) of Bankruptcy Code). Each Party hereby acknowledges that (i) copies of research data, (ii) laboratory samples, (iii) product samples, (iv) formulas, (v) laboratory notes and notebooks, (vi) data and results related to clinical trials. (vii) Regulatory Filings and Regulatory Approvals, (viii) rights of reference in respect of Regulatory Filings and Regulatory Approvals, (ix) pre-clinical research data and results, and (x) marketing, advertising and promotional materials, in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Each Party agrees not to interfere with the other Party’s exercise, pursuant to Section 365(n) of the Bankruptcy Code, of rights and licenses to intellectual property licensed hereunder and embodiments thereof and agrees to use commercially reasonable efforts to assist such other Party to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for such other Party to exercise, pursuant to Section 365(n) of the Bankruptcy Code, such rights and licenses. Each Party shall take any and all action requested by the other Party to ensure that the foregoing provisions of this Article 13.4(b) may be fully effectuated under Applicable Laws, and, if requested by the other Party, each Party shall procure that any past, existing or future creditor of the other Party irrevocably waives in writing any and all rights that such creditor may have to the intellectual property licensed hereunder and embodiments thereof.

13.5    Termination for Patent Challenge. Lilly may terminate this Agreement by providing thirty (30) days prior notice to Terns in the event Terns or any of its Affiliates voluntarily, whether directly or indirectly, challenges the validity of the Lilly Patents in a legal proceeding or supports a Third Party in the challenge of a Lilly Patent in a legal proceeding [***]. In the event a Sublicensee of Terns voluntarily challenges the validity of a Lilly Patent, Lilly may terminate this Agreement hereunder upon thirty (30) days’ notice to Terns, if Terns does not terminate such sublicense agreement or such challenge is not withdrawn or settled (by such Sublicensee or Terns) within the thirty (30) day notice period.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

13.6    Effect of Termination.

(a)    General. Upon the termination of this Agreement in its entirety or on a Covered Product-by-Covered Product and country-by-country basis for any reason, [***]. Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity. Except as otherwise provided in this Article 13.6, neither Party shall be required to return any upfront payment, milestone payments, or royalties received by a Party prior to the effective date of the expiration or termination of this Agreement.

(b)    Additional Provisions. Upon termination of this Agreement pursuant to [***], the following provisions will apply:

(i)    Cessation of Ongoing Trials. If there are any ongoing clinical trials with respect to the Covered Product being conducted by or on behalf of Terns or its Affiliates or Sublicensees at the time of the notice of termination, Terns agrees to promptly terminate such clinical trials in an orderly manner that ensures patient safety, continuity of treatment, if appropriate, and compliance with Applicable Laws. Upon early termination of this Agreement, the Parties shall cooperate to provide for an orderly cessation of any clinical trials. Each Party further agrees to take no action or forego taking action if such action or forbearance would in any manner jeopardize patient safety or cause the other Party to violate any Applicable Laws. Notwithstanding anything to the contrary, the Parties agree and acknowledge that any expense or liability associated with the activities contemplated under this Article 13.6(b)(i) shall be entirely borne by Terns.

(ii)    Wind-Down. Terns shall reasonably cooperate with Lilly to facilitate a smooth, orderly and prompt transition of any ongoing Covered Product development activities being conducted by or on behalf of Terns or its Affiliates to Lilly or its designee(s), with due regard for patient safety and in compliance with all Applicable Laws. In particular, Terns shall (i) promptly inform Lilly on the status of the ongoing clinical trials, including the estimated timelines, budgets and required resources, and answer any reasonable question Lilly may have regarding such clinical trials at Lilly’s cost; and (ii) wind down in an orderly fashion any clinical trials and cease all other development activities, or, at the election of Lilly, if practicable under Applicable Laws, Terns shall permit Lilly to take over such development activities, with Lilly paying any costs incurred by Terns, provided that Terns promptly informs Lilly in writing on all material development activities and associated costs and Lilly provides written notice to Terns of its intent to take over such development activities prior to effective termination of this Agreement or within thirty (30) days after receipt of the information on the ongoing development activities, whichever is earlier. Upon receipt of such notice by Lilly, if practicable under Applicable Laws, Terns shall use commercially reasonable efforts to (x) transfer data and information related to the terminated Covered Products that is necessary to advance the program as Terns was advancing such program as of the effective date of termination; (y) offer to make available Covered Products still on stock at Lilly at a reasonable price and upon terms to be negotiated by the Parties in good faith; and (z) provide all support at Lilly’s cost as reasonably required for Lilly to take over the development activities, and the Parties shall discuss in good faith the details of a transfer of the respective clinical trials and other development activities to Lilly. If and to the extent Lilly decides to take over the development activities, Lilly shall be responsible for the costs of such development activities which are being incurred by either Party after the effective date of termination.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

(iii)    Demand for Transfer of Regulatory Approvals. If assignment and transfer is practicable under Applicable Laws, Lilly shall be entitled to demand from Terns the assignment and transfer of Regulatory Approvals held by Terns, its Affiliates or Sublicensees and if Regulatory Approvals have not been obtained by Terns, its Affiliates or Sublicensees, Lilly may request that Terns transfers to Lilly the status of any application for the Regulatory Approvals and notifies the competent Regulatory Authority thereof and supplies Lilly with all documents and clinical data already prepared by Terns, its Affiliates or Sublicensees to the extent necessary for the filing of applications for Regulatory Approvals (with Terns using its commercially reasonable efforts to promptly undertake such actions at Lilly’s cost);

(iv)    Non-Exclusive License to Terns’ IP. Terns shall grant to Lilly, upon the effective date of such termination a [***], non-exclusive, [***], and worldwide license (with the right to sublicense in multiple tiers) to the Terns intellectual property solely for purposes of the research, development, registration, manufacture (including formulation), distribution, sale, use, import and/or export of the Covered Products being terminated as such Covered Products exist as of the effective date of termination and solely to the extent such Terns’ intellectual property has been used for the research, development, registration, manufacture (including formulation), distribution, sale, use, import and/or export of the Covered Products (as such exist on the date of termination).

(v)    Return of Confidential Information. Upon expiration or other termination of this Agreement, the Receiving Party agrees to remove all copies and instances of the Disclosing Party’s Confidential Information, including any data provided by the Disclosing Party hereunder, from the Receiving Party’s systems and files, and at the Disclosing Party’s discretion either promptly return all of the Disclosing Party’s Confidential Information or destroy all of the Disclosing Party’s Confidential Information in its possession, and certify to the same; provided, that, the Receiving Party shall not be required to return copies of the Disclosing Party’s Confidential Information retained in the Receiving Party’s automatic electronic back-ups, subject to the Receiving Party’s compliance with the obligations of confidentiality and non-use under this Agreement with respect to such Confidential Information of the Disclosing Party for so long as such back-ups are retained.

(c)    Non-Exclusive Remedy. If either Party has the right to proceed under Article 13.3, it may at its sole option, elect either to (i) terminate this Agreement and pursue any legal or equitable remedy available to it or (ii) maintain this Agreement in effect and pursue any legal or equitable remedy available to it.

13.7    Survival.

The following provisions shall survive the termination or expiration of this Agreement for any reason: Articles 1, 7 (to the extent payments have accrued. and with respect to payments that have accrued, prior to the effective date of termination), 9.1, 9.2(a), 11, 12.1, 13.6, 13.7, 14, and 15. For purposes of clarity, termination of this Agreement for any reason whatsoever shall not relieve Terns of its obligations to pay all royalties, milestones and other amounts payable to Lilly which have accrued prior to, but remain unpaid as of, the date of expiration or termination hereof.

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

14.	DISPUTE RESOLUTION

14.1    Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation; however, should a dispute arise, the Parties agree to follow the arbitration procedures set forth in Article 14.2.

14.2    Arbitration Procedures. In the event of a dispute, that cannot be resolved through good faith negotiations as set forth above, the dispute shall be referred to and finally resolved by arbitration in the following manner:

(a)    The dispute shall be settled by arbitration in New York, USA under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) in force when the notice of arbitration is submitted in accordance with the Rules. There shall be [***] arbitrators appointed in the following manner: each Party shall nominate an arbitrator for confirmation as provided in the Rules and following their confirmation, the third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce; provided, however, that such [***] arbitrator shall have substantive expertise in the pharmaceutical industry.

(b)    The arbitral proceedings shall be conducted in English. To the extent that the Rules are in conflict with the provisions of this Article 14.2, including the provisions concerning the appointment of the arbitrator, the provisions of this Article 14.2 shall prevail.

(c)    Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(d)    The award of the arbitral tribunal shall be final and binding upon the Parties a party thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(e)    Any Party that is a party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

15.	MISCELLANEOUS.

15.1    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all commercially reasonable efforts necessary to cure such force majeure circumstances.

15.2    Assignment or Change of Control.

(a)    Except as otherwise set forth in this Agreement, this Agreement and its rights, privileges, and obligations may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided that either Party may assign, without consent but with prior written notice, such Party’s rights and obligations, in whole or in part, under this Agreement (i) in connection with a merger, consolidation, or sale of substantially all of the assigning Party’s assets related to this Agreement to an unrelated Third Party, (ii) in connection with a Change of Control, or (iii) to an Affiliate of such Party (in which case the Affiliate to whom any rights or obligations have been assigned shall be considered a “Party” to this Agreement for purposes of such rights and obligations); provided that in the case of an assignment of obligations by Terns to a Terns Affiliate, if such Terns Affiliate fails to perform such obligations, then Terns shall remain liable in all respects under this Agreement for such obligations, notwithstanding the assignment to such Affiliate. For clarity, Article 15.2(a)(iii) includes the right for Terns to assign any rights or obligations under this Agreement to an Affiliate in Mainland China, and in case of such assignment, such Affiliate would make payments required under this Agreement directly to Lilly.

(b)    For the purposes of this Agreement, a “Change of Control” of a Party occurs upon (i) the closing of a sale of all or substantially all of the assets of such Party to a Third Party in one transaction or series of transactions, (ii) the closing of a merger or other business combination or transaction that results in a Third Party owning, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Party, or (iii) the closing of a transaction, following which a Third Party acquires direct or indirect ability or power to direct or cause the direction of the management and policies of such Party or otherwise direct the affairs of such Party, whether through ownership of equity, voting securities, beneficial interest, by contract, or otherwise, provided that for the purposes of this Agreement, a Change of Control shall not be deemed to have taken place if such Change of Control transaction involves a reorganization or similar transaction amongst the direct or indirect shareholders or Affiliates of such Party, following which a shareholder or Affiliate of such Party emerges as the direct or indirect owner of more than fifty percent (50%) of the voting securities, or owning all or substantially all the assets of the Party, or acquiring the direct or indirect ability or power to direct or cause the direction of the management and policies of such Party. Any assignee must assume in writing the obligations of the assigning Party to which it is the assignee or successor. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment or transfer of this Agreement not in accordance with this Article 15.2 shall be null and void.

15.3    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Terns:

Terns Pharmaceuticals, Inc.

1810 Gateway Drive, Suite 320

San Mateo, California 94404 USA

Attention: ***

Telephone: ***

With a copy to:

Ropes & Gray LLP

36F, Park Place 1601 Nanjing Road West

Shanghai 200040, China

Attention: ***

Telephone: ***

Facsimile: + 86 21 6157 5299

If to Lilly:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285 USA

Attention: Sr. Vice President Corporate Business

Development

Facsimile: 317-433-3000

With a copy to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285 USA

Attention: General Counsel

Facsimile: 317-433-3000

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail.

15.5    Applicable Law and Litigation. All questions of inventorship will be determined in accordance with U.S. patent laws. In respect to all other Patent issues, the rights of the Parties will be governed by the laws of the jurisdiction in which the applicable Patent is filed or granted. In all other respects, this Agreement shall be governed by and construed in accordance with the laws of New York, USA without reference to any rules of conflict of laws.

15.6    Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

15.7    Headings. The captions to the several Articles hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Articles and Articles of this Agreement.

15.8    Independent Contractors. It is expressly agreed that Lilly and Terns shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Lilly nor Terns shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.9    Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

15.10    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.11    Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles or Exhibits shall be construed to refer to Articles or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

15.13    Compliance with Anti-Corruption Laws and Prohibited Conduct. In connection with this Agreement, Terns will comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development (“OECD”) Convention on Combating Bribery of Foreign Officials in International Business Transactions. Moreover, in connection with this Agreement, Terns has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of: (i) improperly influencing any act or decision of the person or Government Official; (ii) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist Terns or Lilly in obtaining or retaining business. For purposes of this Section 15.13 the term “Government Official” means: (i) any officer or employee of: (a) a government, or any department or agency thereof; (b) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (c) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (ii) any political party or party official or candidate for public or political party office; and (iii) any person acting in an official capacity on behalf of any of the foregoing. Terns agrees that breach of this section 15.3 of the Agreement shall be considered a material breach of the Agreement and that Lilly may immediately seek all remedies available under law and equity, including termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TERNS PHARMACEUTICALS, INC.

By:	/s/ Weidong Zhong
Name: Weidong Zhong

Title: President and CEO

ELI LILLY AND COMPANY

By:	/s/ Daniel Skovronsky
Name: Daniel Skovronsky

Title: Senior Vice President Clinical and Product Development

SIGNATURE PAGE TO EXCLUSIVE LICENSE AGREEMENT

Schedule 1.14, Compound

[***]

Schedule 1.13

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Exhibit A, Lilly Patents

[***]

Exhibit A

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Exhibit B, Materials/Lilly Know-How to be Transferred

[***]

Exhibit B

[***] = [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]